EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons names below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D, including amendments thereto, with regard to the common stock of SciClone Pharmaceuticals, Inc., a California corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Joint Filing Agreement as of the 25th day of September, 2002.

Date: September 25, 2002	/s/ RANDAL J. KIRK
Randal J. Kirk

Date: September 25, 2002	RANDAL J. KIRK (2000) LIMITED PARTNERSHIP

	By:	LOTUS CAPITAL (2000) COMPANY, INC.

By:	/s/ RANDAL J. KIRK
Randal J. Kirk President